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                                    FORM 8-K

                                 CURRENT REPORT


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JULY 3, 2003



  COMMISSION         REGISTRANT; STATE OF INCORPORATION;        IRS EMPLOYER
  FILE NUMBER           ADDRESS; AND TELEPHONE NUMBER         IDENTIFICATION NO.
  -----------           -----------------------------         ------------------

    1-9513                  CMS ENERGY CORPORATION               38-2726431
                           (A MICHIGAN CORPORATION)
                       FAIRLANE PLAZA SOUTH, SUITE 1100
                             330 TOWN CENTER DRIVE
                           DEARBORN, MICHIGAN 48126
                                (313) 436-9261











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ITEM 5. OTHER EVENTS

AGREEMENT FOR SALE OF LOY YANG

An affiliate of CMS Generation Co.("CMS Generation"), a wholly-owned indirect subsidiary of CMS Energy Corporation ("CMS Energy"), owns a 49.6% interest in the Loy Yang Power Partnership ("LYPP"), which owns the 2,000 megawatt Loy Yang coal-fired power project in Victoria, Australia. Due to unfavorable power prices in the Australian market, the LYPP is not generating cash flow sufficient to meet its operating and debt-service obligations. LYPP currently has A$500 million of term bank debt that, pursuant to prior extensions from the lenders, was scheduled to mature on July 11, 2003. A further extension was received such that this debt now is scheduled to mature on November 11, 2003. The partners in LYPP (including affiliates of CMS Generation, NRG Energy Inc. and Horizon Energy Australia Investments) have been exploring the possible sale of the project (or control of the project) or a restructuring of the finances of LYPP.

On July 3, 2003, a conditional share sale agreement was executed by the LYPP partners and partners of the Great Energy Alliance Corporation ("GEAC") to sell the project to GEAC for about A$3.5 billion (approximately $2.4 billion in U.S. dollars), including A$165 million (approximately $111 million in U.S. dollars) for the project equity. The Australian Gas Light Company, the Tokyo Electric Power Company, Inc. and a group of financial investors led by the Commonwealth Bank of Australia formed GEAC earlier this year to explore the possible acquisition of Loy Yang. The conditions to completion of the sale to GEAC include consents from LYPP's lenders to a restructuring of the project's debt, satisfactory resolution of regulatory issues and approvals, rulings on tax and stamp duty obligations, and approvals from the investors in Horizon Energy Australia Investments and the creditors committee of NRG Energy Inc. It should be noted in particular that the Australian federal antitrust regulator has indicated its concern with the potential anticompetitive effects of this transaction. Closing is targeted for early September 2003, however, given the regulatory uncertainties, the parties to the share sale agreement have agreed to extend the date for resolution of the regulatory conditions to closing to not later than November 2, 2003, assuming satisfactory interim resolution of other closing conditions. The share sale agreement provides GEAC a period of exclusivity while the conditions of the purchase are satisfied. The signing of the share sale agreement allows GEAC to begin discussions with LYPP's lenders to pursue a debt restructuring. The ultimate net proceeds to CMS Energy for its equity share in LYPP may be subject to reduction based on the ultimate resolution of many of the factors described above as conditions to completion of the sale, as well as closing adjustments and transaction costs.

CMS Energy cannot predict whether this sale to GEAC will be consummated or, if not, whether any of the other initiatives will be successful, and it is possible that CMS Generation may lose all or a substantial part of its equity investment in the LYPP. CMS Energy has previously written off its equity investment in the LYPP, and further write-offs would be limited to cumulative net foreign currency translation losses. The amount of such cumulative net foreign currency translation losses is $119 million at June 30, 2003. Any such write-off would flow through CMS Energy's income statement but would not result in a reduction in shareholders' equity or cause CMS Energy to be in noncompliance with its financing agreements.




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ISSUANCE OF CONVERTIBLE SENIOR NOTES AND SENIOR NOTES

On July 9, 2003, CMS Energy priced $150 million of 3-3/8% convertible senior notes due 2023 and $300 million of 7-3/4% senior notes due 2010. The securities, offered in a private placement under Rule 144A of the Securities Act of 1933, will be purchased at closing by certain financial institutions as initial purchasers. CMS Energy has granted the initial purchasers an option to purchase up to an additional $50 million of the convertible senior notes for a period of 45 days after closing. Closing on the sales of the notes is scheduled for July 16, 2003 for the convertible senior notes and July 17, 2003 for the senior notes, and is subject to traditional closing conditions.

Holders of the convertible senior notes may convert their notes prior to maturity into shares of CMS Energy Common Stock under certain circumstances at a conversion price of $10.671 per share (subject to adjustment in certain events). The senior notes and convertible senior notes, as well as the underlying CMS Energy Common Stock issuable upon conversion, have not been registered under the Securities Act of 1933, although CMS Energy is contractually committed to register replacement senior notes and convertible senior notes, as well as the CMS Energy Common Stock, as soon as practicable.

Holders of the convertible senior notes will have the right to require CMS Energy to repurchase all or any part of their convertible senior notes at a repurchase price equal to 100% of the principal amount of the convertible senior notes, plus accrued and unpaid interest and additional amounts, if any, on July 15, 2008, July 15, 2013 and July 15, 2018.

CMS Energy may redeem all or part of the senior notes at any time, for a price equal to 100% of the principal amount of the senior notes to be redeemed plus any accrued and unpaid interest, and additional amounts, if any, to the redemption date. CMS Energy may redeem all or part of the convertible senior notes on or after July 15, 2008, for a price equal to 100% of the principal amount of the convertible senior notes to be redeemed plus any accrued and unpaid interest, and additional amounts owed, if any, to the redemption date.

The approximately $433 million of net proceeds from these offerings will be applied to retire a portion of debt outstanding under CMS Energy's Second Amended and Restated Senior Credit Agreement and to redeem a portion of CMS Energy's 6-3/4% Senior Notes due January 2004. If exercised, the proceeds from the initial purchasers' option for the additional $50 million convertible senior notes would be used to refinance existing indebtedness.

This Form 8-K contains "forward-looking statements" within the meaning of the safe harbor provisions of the federal securities laws. The "forward-looking statements" are subject to risks and uncertainties. They should be read in conjunction with "CMS ENERGY FORWARD-LOOKING STATEMENTS, CAUTIONARY FACTORS AND UNCERTAINTIES" found in Item 1 of CMS Energy's Form 10-K/A for the Fiscal Year Ended December 31, 2002 filed with the Securities and Exchange Commission on July 1, 2003 (incorporated herein by reference), that discusses important factors that could cause CMS Energy's results to differ materially from those anticipated in such statements.




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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     CMS ENERGY CORPORATION

Dated: July 11, 2003

                                     By:    /s/Ken Whipple
                                            --------------------------
                                            Ken Whipple
                                            Chairman of the Board and
                                            Chief Executive Officer